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                                                                     Exhibit 4.2

                               ADDENDUM AGREEMENT


          THIS ADDENDUM AGREEMENT is made and entered into, effective as of the 22nd day of October, 1998, by and between Allen Gelbard, whose address is 9903 Santa Monica Blvd., Suite 325, Beverly Hills, CA 9021 hereinafter "Gelbard" and USA Talks.com, Inc., a Nevada Corporation, successor in interest to ALFINE Corporation, whose address is 4350 Executive Drive, San Diego, CA 92121, hereinafter referred to as "USAT".

RECITALS

          USAT, through its predecessor, ALFINE corporation and Gelbard entered into an Agreement effective May 21, 1998 whereby Gelbard was to provide certain consulting services to USAT relative to USAT acquiring control of a public vehicle via a reverse merger.

          Having completed the reverse merger with SBB, Inc. with Gelbard's direct consultation and assitance, USAT wishes to expand the scope of Gelbard's consulting services.

          Gelbard has reviewed this agreement and discussed the services to be performed hereunder and has represented to USAT that GELBARD is qualified and willing to assist USAT in accordance with the provisions of the May 21, 1998 Agreement, as amended.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

                                      1.--
     Gelbard will provide all services, on a non-exclusive basis, required to assist the Company in the furtherance of USAT's business plan.

                                      2.--
     USAT reports or graphic information prepared by Gelbard under this Agreement shall be the sole property of USAT, except to the extent that such items consist of information available to the general public. All information that is the sole property of USAT hereunder shall be returned to USAT at their request and shall not be printed, distributed, published or disclosed to third parties by GELBARD without prior written consent of USAT.

                                      3.--
     In the course of performing under this Agreement, GELBARD will introduce USAT to various individuals, potential joint venture partners, customers and potential financing sources, etc. In recognition of said disclosures, USAT agrees that neither they nor any corporation and or its subdivisions, subsidiaries, employees or agents with whom they may be associated, will make any contact with, deal or otherwise become involved in any transaction, contract, roll-over, or extension with any contact revealed to them by GELBARD during the term of this agreement and for a period of two (2) years following its termination without notifying GELBARD and paying fees as prescribed in


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this agreement.  GELBARD agrees to treat as confidential all information so designated when provided by USAT, during the term of this agreement.

                                      4.--
     GELBARD is an independent contractor. GELBARD shall not constitute, hold himself or be deemed to be an employee, servant, agent or representative of USAT unless so designated by USAT in writing. All employees, agents and permitted subcontractors of GELBARD shall be under the direct charge of GELBARD and shall also be independent contractors as regards their relationship with USAT.

                                      5.--
     In recognition of GELBARD's assistance, USAT agrees to compensate GELBARD by increasing the number of warrants to be conveyed per Paragraph 4 of the May 21st Agreement by 200,000. All terms and conditions contained in Paragraph 4 shall apply to this additional 200,000 warrant grant.

                                      6.--
     USAT also agrees to pay reasonable legal fees and court costs that GELBARD incurs in collecting any moneys or shares due them under this agreement that are not paid as agreed herein.

                                      7.--
     This agreement contains and sets forth the entire Addendum to the May 21st, 1998 Agreement between USAT and GELBARD with respect to the subject matter hereof. No modification, alteration or extension of this Addendum shall be effective unless in writing and executed by the Parties subsequent to the effective date of this agreement.

                                      8.--
     To facilitate the execution of this agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. Copies delivered by fax shall have the same force and effect as original signed documents.

                                      9.--
     This agreement shall be governed by and interpreted in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the Parties have set their signatures below.

 USA Talks.com, Inc.                      Allen Gelbard


  /s/ William H. Ervine                    /s/ Allen Gelbard
 ----------------------                   ------------------
 President
 Date:   11/11/98                         Date:   11/11/98